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                             21st Century Insurance
                                    21st.com
                                 1-800-221-SAVE


                                  Company contact: Larry Krutchik 818 / 728-3355

FOR IMMEDIATE RELEASE                                           December 4, 2003
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                          21ST CENTURY INSURANCE GROUP
                          ----------------------------
                  REINCORPORATION TO DELAWARE BECOMES EFFECTIVE
                  ---------------------------------------------

(WOODLAND HILLS, CA) - 21st Century Insurance Group (NYSE: TW) reported that the previously announced reincorporation of 21st Century Insurance Group from California to Delaware, became effective today.

There will be no change in the location of company operations, location of employees, or in the way the company does business. The sole result of this action is to change the state of legal incorporation. The company's common stock will continue to trade on the New York Stock Exchange under the symbol TW.

Delaware is the state of incorporation for 58% of the Fortune 500 and 51% of all publicly traded companies.


ABOUT  21ST
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Founded  in  1958,  21st  Century  Insurance  Group provides personal automobile insurance to customers in California, Arizona, Nevada, Oregon and Washington who prefer excellent service and a high-feature product at a competitive price. Twenty-four-hours-a-day, 365 days a year, customers can choose to purchase insurance over the phone at 1-800-211-SAVE using 21st's centralized licensed insurance agents or through WWW.21ST.COM, the Company's full-service Internet
                               ------------
site. Service is also provided at the Company's neighborhood centers during normal business hours.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.


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